Exhibit (d)(2)

Execution Version

June 1, 2019

Transform Holdco LLC

3333 Beverly Road

Hoffman Estates, IL 60179

Attention: Edward S. Lampert, Chief Executive Officer

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, among Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Company”), Transform Holdco LLC, a Delaware limited liability company (“Parent”), and Transform Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”). Capitalized terms used and not otherwise defined in this letter agreement (this “Agreement”) shall have the meanings ascribed to them in the Merger Agreement.

1.    Commitment.

(a)    ESL Investments, Inc., a Delaware corporation (the “Investor”), hereby commits, on the terms and subject to the conditions set forth herein, that, at or prior to the Effective Time, it shall contribute, or cause the contribution of, an aggregate amount of cash equal to $21,319,951.50 to Parent (the “Commitment”), which shall be used to enable Parent and/or the Surviving Corporation to make payments due at the Effective Time under Sections 2.03 and 2.05 of the Merger Agreement; provided, that the Investor shall not, under any circumstances, be obligated to contribute, or cause to be contributed, or otherwise provide funds or other property to Parent or Merger Subsidiary in any amount in excess of the Commitment as specified in this Section 1(a).

(b)    The amount of the Commitment to be funded under this Agreement at or prior to the Effective Time may be reduced in an amount specified by Parent (a “Commitment Reduction”), but only (i) to the extent that Parent and Merger Subsidiary would be able to consummate the transactions contemplated by the Merger Agreement with the Investor contributing, or causing to be contributed, less than the full amount of the Commitment and (ii) Parent has provided the Company with at least two Business Days’ notice of such proposed reduction, which notice shall certify to the matters set forth in the forth in the preceding clause (i). In the event that, following a Commitment Reduction, Parent and Merger Subsidiary are unable to consummate the transactions contemplated by the Merger Agreement, the Commitment Reduction will, without further action on the part of any party, be deemed to be automatically rescinded and the amount of the Commitment shall be the full amount thereof set forth in Section 1(a).

2.    Use of Commitment. The Commitment shall be used by Parent and the Surviving Corporation solely to satisfy their respective obligations under the Merger Agreement.

3.    Conditions. The obligations of the Investor to contribute the Commitment shall be subject to (i) the terms and conditions of this Agreement, (ii) the execution and delivery of the Merger Agreement by the Company, (iii) the satisfaction or waiver (provided that, in order for Parent to be able to grant such waiver, such waiver must be approved by the Investor in writing) of each of the conditions to the Closing set forth in Sections 9.01 and 9.02 of the Merger Agreement as of the Closing and (iv) the substantially concurrent occurrence of the Effective Time. Subject to Section 12, the Investor may allocate all or any portion of its Commitment to one or more other Persons and such portion of its Commitment hereunder will be reduced by any amounts actually contributed to Parent by such Persons (and not returned) at or prior to the Effective Time for the purpose of making a portion of the contribution described in Section 1(a).

4.    Parties in Interest; Third Party Beneficiaries. The Investor, on the one hand, and Parent, on the other hand, each agrees that its respective agreements and obligations set forth herein are solely for the benefit of Parent, in the case of the Investor, or the Investor, in the case of Parent, and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that the Company is an express third-party beneficiary hereof solely for purposes of the enforcement rights provided in Section 5(b)(ii) and no others. The Investor accordingly agrees, if and only if specific performance of Parent’s obligations to consummate the Merger is available under Section 11.14 of the Merger Agreement and the Company has the right to enforce this Agreement in accordance with Section 5(b)(ii), not to oppose the granting of an order, injunction, specific performance or other equitable relief with respect thereto on the basis that the Company has an adequate remedy at law or an award of specific performance with respect thereto is not an appropriate remedy for any reason at law or equity, in each case subject to the limitations in Section 5(b)(ii). The Investor further agrees that the Company shall not be required to post a bond or undertaking in connection with such order, injunction, specific performance or other equitable relief sought in accordance with Section 11.14 of the Merger Agreement.

5.    Limited Recourse; Enforceability.

(a)    Notwithstanding anything that may be express or implied in this Agreement or any document or instrument delivered in connection herewith, Parent, by acceptance of the benefits of the Commitment provided herein, covenants and acknowledges that no Person other than the Investor and its successors and permitted assigns hereunder shall have any obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that the Investor or any of its successors or permitted assigns may be a partnership or limited liability company, no Person, including Parent, has any rights of recovery against any past, present or future director, officer, employee, incorporator, member, manager, partner, shareholder, Affiliate, agent, attorney or representative (each a “Related Party”) of the Investor or Parent, through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or equity in tort, contract or otherwise) by or on behalf of Parent against any Related Party of the Investor or of Parent, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, or otherwise, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party of the Investor or of Parent for any obligations of the Investor or any of its successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation. For the avoidance of doubt, neither the Company nor any of any the Company’s Subsidiaries shall constitute a Related Party of the Investor or Parent.

(b)    This Agreement may only be enforced by (i) the parties hereto or (ii) solely for purposes of the enforcement of (A) the Investor’s obligation to contribute the Commitment on the terms and subject to the conditions set forth herein, (B) Parent’s obligation to use the Commitment in accordance with Section 2, (C) the first, penultimate and final sentences of Section 6, (D) Section 7, (E) Section 12 or (F) Section 13, the Company. Without limiting the foregoing, Parent’s creditors shall have no right to enforce this Agreement or to cause Parent to enforce this Agreement.

6.    No Modification; Entire Agreement. This Agreement may not be amended and no provision of this Agreement may be waived or modified, without the prior written consent of the Investor and Parent; provided, however, that the prior written consent of the Company shall be required for any amendment or modification that adversely affects the rights of the Company hereunder, including any reduction in the Commitment set forth in Section 1(a) (other than a Commitment Reduction effected in accordance with the requirements of Section 1(b)). This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investor or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 3 and Section 12, no transfer of any rights or obligations hereunder shall be permitted without the consent of the other party hereto. Any transfer in violation of the preceding sentence shall be null and void.

7.    Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)    THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR IN TORT, IN LAW OR IN EQUITY OR GRANTED BY STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE PROCEDURAL AND SUBSTANTIVE LAWS OF THE STATE OF DELAWARE APPLICABLE TO THE CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF DELAWARE APPLICABLE HERETO.

(b)    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT OR IN TORT, IN LAW OR IN EQUITY OR GRANTED BY STATUTE). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8.    Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the other shall be given by the means specified in the Merger Agreement:

If to the Investor:

ESL Investments, Inc.

1170 Kane Concourse, Suite 200

Bay Harbor Islands, FL 33154

Attention: Kunal S. Kamlani and Harold Talisman

Facsimile: (305) 864-1370

E-mail: kunal@eslinvest.com; harold@eslinvest.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza

New York, New York 10006

Attention: Benet J. O’Reilly, Neil R. Markel

Facsimile: (212) 225-3999

E-mail: boreilly@cgsh.com; nmarkel@cgsh.com

If to Parent:

Transform Holdco LLC

3333 Beverly Road

Hoffman Estates, IL 60179

Attention: Luke Valentino

E-mail: luke.valentino@searshc.com

with a copy (which shall not constitute notice) to: Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Benet J. O’Reilly, Neil R. Markel

Facsimile: (212) 225-3999

E-mail: boreilly@cgsh.com; nmarkel@cgsh.com

9.    Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

10.    Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement. This Agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement as expressly contemplated thereunder) by Parent except with the prior written consent of the Investor in each instance; provided, that no such written consent is required for any disclosure of the existence of this Agreement (a) to the extent required by Applicable Law, including in any filings with the Securities and Exchange Commission made in connection with the transactions contemplated by the Merger Agreement (provided, that Parent will provide the Investor an opportunity to review such required disclosure, and will consider in good faith the Investor’s comments thereto, in each case in advance of such public disclosure being made), (b) to the Company or its Representatives who need to know of the existence of this Agreement and who have agreed to keep this Agreement confidential on terms identical to the terms contained in the Confidentiality Agreement (provided that, for the avoidance of doubt, the Company may make disclosures required by Applicable Law, including in any filings with the Securities and Exchange Commission made in connection with the transactions contemplated by the Merger Agreement so long as the Company has provided the Investor an opportunity to review such required disclosure, and considers in good faith the Investor’s comments thereto, in each case in advance of such public disclosure being made) or (c) in connection with any action to enforce rights under this Agreement.

11.    Termination. The obligations of the Investor under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing, including the satisfaction of Parent and/or the Surviving Corporation’s obligations to make the payments referred to in Section 1(a), at which time all obligations under this Agreement will be deemed to be fulfilled, (b) the valid termination of the Merger Agreement in accordance with its terms and (c) without limiting any of any Company’s rights against Parent under the Merger Agreement, the commencement of any action in connection with this Agreement or the Merger Agreement, at law or in equity or arbitration, by the Company or any of its Affiliates or by Parent (only if such action by Parent is brought at the written request and direction of the Company or any of its Affiliates) against (i) the Investor or any Related Party of the Investor relating to this Agreement (except, as to the Investor, to the extent provided in Section 5(b) or, as to Parent or Merger Subsidiary, to the extent provided in the Merger Agreement) or (ii) the Investor or any Related Party of the Investor relating to the Merger Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith) (except, as to the Investor, to the extent provided in Section 5(b), as to the Related Party that is party to the ESL Letter Agreement, under the ESL Letter Agreement, or, as to Parent or Merger Subsidiary, to the extent provided in the Merger Agreement). Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities hereunder.

12.    No Assignment. The rights and obligations under this Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto and of the Company. Notwithstanding the foregoing, the Investor may assign all or any portion of its obligation to contribute the Commitment to one or more of its Affiliates or to any members of Parent; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Any purported assignment in contravention of this Section 12 shall be null and void ab initio.

13.    Representations and Warranties. The Investor hereby represents and warrants to Parent that (a) it has all corporate or other organizational power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate or other organizational action by it, (c) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, (d) the execution, delivery and performance by it of this Agreement does not (i) violate the organizational documents of the Investor or (ii) violate any applicable law or judgment and (e) it currently has the financial capacity to pay and perform its obligations hereunder and will maintain such capacity until this Agreement has been fully discharged or validly terminated.

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Sincerely,

ESL Investments, Inc.

By:	/s/ Edward S. Lampert
Name:	Edward S. Lampert
Title:	Chief Executive Officer

Accepted and Agreed:

Transform Holdco LLC

By:	/s/ Edward S. Lampert
Name:	Edward S. Lampert
Title:	Chief Executive Officer

[Signature Page to Equity Commitment Letter]